Exhibit 99.1

NEWS RELEASE

Parsley Energy Announces Resignation of Randolph Newcomer, Jr.

from its Board of Directors and Appointment of

Larry Parnell as Vice President—Engineering

AUSTIN, Texas, August 12, 2016 – Parsley Energy, Inc. (NYSE: PE) (“the Company”) today announced that Randolph Newcomer, Jr., a member of the Company’s Board of Directors (the “Board”), has resigned from the Board.

Bryan Sheffield, Parsley’s Chairman, President and Chief Executive Officer, commented, “Randy joined Parsley’s Board prior to our initial public offering and has contributed significantly to the Company’s progress during his tenure. We will miss having him on the Board and wish him the very best in his future endeavors.”

Mr. Newcomer commented, “My time as a Board member and my association with fellow directors, Parsley’s management team, and Parsley employees has been very special. It has been a pleasure serving on Parsley’s Board and I want to congratulate Bryan and the Parsley team on everything they have accomplished to date. I look forward to following the Company’s successes going forward and am highly confident in abundant accomplishments to come from Parsley Energy.”

The Company also announced that Larry Parnell has joined the Company as Vice President—Engineering, effective July 26, 2016. Mr. Parnell has over 30 years of exploration and production experience and has served in a variety of engineering, operations, business development, planning, and leadership roles both domestically and internationally.

Mr. Sheffield commented, “We are excited for Larry Parnell to join Parsley. He is a seasoned oil and gas executive with extensive managerial and technical experience, and we look forward to benefiting from his leadership of the Company’s engineering activities.”

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Contact Information:

Brad Smith, Ph.D., CFA

Parsley Energy, Inc.

Vice President, Corporate Strategy and Investor Relations

ir@parsleyenergy.com

(512) 505-5199

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